Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the IPC The Hospitalist Company, Inc. 2007 Equity Participation Plan of our reports dated February 22, 2010, with respect to the consolidated financial statements and schedule of IPC The Hospitalist Company, Inc., and the effectiveness of internal control over financial reporting of IPC The Hospitalist Company, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

July 26, 2010